EXHIBIT 1.4

                         STATE OF DELAWARE
                     CERTIFICATE OF AMENDMENT
                  OF CERTIFICATE OF INCORPORATION

     COMMONWEALTH EQUITIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of Commonwealth Equities, Inc. on October 3, 1995, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     That the authorized capital stock of the corporation be changed to 50,000,000 (fifty million) shares of common stock, with a par value of $0.001 and 1,000,000 (one million) shares of preferred stock with a par value of $.0001.

     SECOND: That at a meeting of the Board of Directors of Commonwealth Equities, Inc. on January 10, 2001, resolutions were adopted setting forth a proposal amendment of the certificate of incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     That Peter J. Porath shall serve as President and Secretary and Michael Schumacher shall serve as Vice President and Treasurer of said corporation.

     THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Peter J. Porath, an Authorized Officer, this 11th day of June, 2001.


                             By:   /s/ Peter J.
                                   Porath

                                   Authorized Officer

                                   Title: President
                                   Name: Peter J. Porath

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